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For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

– GLATFELTER REPORTS STRONG FIRST-QUARTER 2009 RESULTS –
- Specialty Papers Operating Profit Up 60% -
- Food & Beverage Product Shipments Increased 4.4% -

YORK, Pennsylvania – April 28, 2009 – Glatfelter (NYSE: GLT) today reported first quarter of 2009 adjusted earnings of $11.2 million, or $0.24 per diluted share, compared with $11.4 million, or $0.25 per diluted share, in 2008 despite a $0.07 per share adverse impact from the change in pension expense. The 2009 first quarter results include a $0.02 per share impact from pension expense while a year ago adjusted earnings included a $0.05 per share benefit from pension income. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

Net income on a GAAP basis for the first quarter was $11.5 million, or $0.25 per diluted share, compared with net income of $19.7 million, or $0.43 per diluted share, for the same quarter last year. The 2009 first-quarter net income benefited from $0.4 million in after-tax gains from the sale of timberlands, while the first-quarter 2008 benefited by $8.7 million from the sale of timberlands and had $0.4 million of acquisition integration costs. Consolidated net sales during the first quarter of 2009 were $291.6 million, a 4.6 percent decrease compared with $305.5 million for the first quarter of 2008, primarily due to foreign currency changes.

“We had another very successful quarter,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Our broad product portfolio, product development capabilities, and compelling value proposition to our customers have enabled us to deliver strong results despite severe economic challenges. While certain markets, such as carbonless and composite laminates, have been significantly impacted by the global recession, we were able to successfully address this downward pressure through operating flexibility, effective management of our product mix and by growing selective segments of our business to offset declines in others. In this respect, our specialized business model has demonstrated considerable and distinctive resiliency to the external challenges that have confronted the broader economy.”

First-Quarter Business Unit Results

Specialty Papers

	For the quarter ended Mar 31
Dollars in thousands	2009	2008	change
Net sales	$199,607	$200,946	$(1,339)	—%
Tons shipped	185,061	182,211	2,850	1.6
Gross margin percent	15.1%	12.8%	—	—
Operating income	$18,368	$11,447	6,921	60.5

Net sales from the Company’s Specialty Papers business unit declined by $1.3 million to $199.6 million for the first quarter of 2009, compared with $200.9 million for the first quarter of 2008. Volumes shipped increased slightly in the quarter-to-quarter comparison, with growth in envelope and other uncoated products offsetting declines in carbonless products, however the mix was unfavorable. Higher average selling prices contributed $7.5 million to sales in the quarter-over-quarter comparison.

Ongoing cost reduction and productivity improvement initiatives continued to generate results and contributed an additional $7.4 million to operating income during the quarter. However, prices for energy and raw materials continued to be above 2008 levels and reduced operating income by $3.3 million. In addition, the Company estimates that market-related downtime adversely impacted operating income by $1.6 million in the first quarter of 2009 compared with the same period a year ago. As a result, overall operating income increased $6.9 million, or 60.5 percent, to $18.4 million during the first quarter of 2009, compared with $11.4 million in the first quarter of 2008.

Composite Fibers

	For the quarter ended Mar 31
Dollars in thousands	2009	2008	change
Net sales	$91,945	$104,552	$(12,607)	(12.1)%
Tons shipped	19,191	21,339	(2,148)	(10.1)
Gross margin percent	15.6%	15.5%	—	—
Operating income	$5,476	$6,136	(660)	(10.8)

Net sales from the Composite Fibers business unit declined $12.6 million, or 12.1 percent, to $91.9 million in the first quarter of 2009. Demand for tea and coffee filter papers increased 4.4 percent, although this growth was more than offset by lower shipments of composite laminates and metallized products which declined 31.0 percent and 15.6 percent, respectively, primarily due to continued weakness in the overall economy. On a constant currency basis, higher average selling prices contributed approximately $4.2 million to net sales; however, the translation of foreign currencies unfavorably affected net sales by approximately $14.3 million.

The Composite Fibers business unit was adversely impacted by higher energy and raw material costs totaling approximately $4.6 million. In addition, this unit’s 2009 first-quarter performance was adversely impacted by approximately $1.4 million in costs from downtime due to weak demand for metallized products and composite laminate products partially offset by improved paper machine performance at the Company’s Lydney facility.

Other Financial Highlights

Net pension expense of $1.7 million was recorded in the first quarter of 2009, compared with net pension income of $3.8 million in the same quarter a year ago due to the decline in the value of the Company’s pension assets in 2008 as a result of the adverse conditions in the global equity and debt markets. This negatively impacted earnings by $0.07 per share in the comparison. The Company expects pension expense to total $6.7 million for 2009 compared to pension income of $16.1 million in 2008. However, the Company does not expect to be required to make cash contributions to its qualified defined benefit pension plans during 2009.

Consolidated selling, general and administrative expenses totaled $24.5 million, an increase of approximately $0.4 million. Benefits from the Company’s cost control initiatives were offset by the adverse impact of the increase in pension expense discussed above.

For the first quarter of 2009, the Company’s effective tax rate on adjusted earnings was 22.5 percent compared with 29.1 percent in the same quarter of 2008. This lower rate was primarily driven by changes in the mix of jurisdictions in which earnings are generated.

Balance Sheet and Other Information

During the first quarter of 2009, capital expenditures totaled $5.2 million compared with $9.3 million in 2008. This decrease reflects the decision to significantly reduce discretionary spending due to the current economic environment. Capital expenditures are expected to be approximately $35 million for 2009 compared with $52.5 million for the full-year 2008.

Net debt, excluding cash collateralized borrowings, was $221.2 million at March 31, 2009, an increase of $10.8 million compared with December 31, 2008. At March 31, 2009, the Company had $24 million of cash and $182 million of borrowing capacity under its revolving credit agreement which matures in April 2011.

Alternative Fuel Credits

Glatfelter may be eligible for an excise tax refund under the Internal Revenue Code for alternative fuel mixtures used as a fuel in a taxpayer’s business. The credit is equal to $0.50 per gallon of alternative fuel contained in the mixture and is refundable in cash to the taxpayer. The Company began mixing black liquor and diesel fuel in late February 2009 and filed an application to be registered as an alternative fuel mixer with the Internal Revenue Service in March 2009. The Company continues to accumulate the necessary information to file for refunds; however, before any cash is received, the registration application requires approval by the Internal Revenue Service. There can be no assurances that the Company’s application will be approved, that the regulations that allow the credit will remain unchanged, or that the Company will be successful in receiving payments under the program.

Outlook

Mr. Glatfelter commented, “To date, our business has demonstrated considerable resiliency to the global economic challenges that have impacted our industry. We intend to remain focused on executing the strategies that have served us well in these times, specifically, leveraging our new product development capabilities and flexible operating platforms, while focusing on cost control and generating operational efficiencies. However, considerable uncertainty remains in the global economy, and, as we move further into 2009, we are certain to face many challenges. As a result, we remain committed to maintaining the strength of our balance sheet by aggressively managing cash flows.”

For Specialty Papers, the Company noted that it expects volumes in the second quarter of 2009 to be approximately 5% lower than the 2009 first quarter and that selling prices for most products in the second quarter will be relatively in line with the first quarter of 2009. Further, the Company added it expects to incur additional downtime in this business unit as a result of managing capacity in response to demand changes. The Company also reported that it will complete in the second quarter of 2009 the annually scheduled maintenance outages at both the Chillicothe and Spring Grove facilities. The outages are expected to impact second quarter results by approximately $0.22 to $0.25 per share. In the second quarter of 2008, the outages impacted results by $0.22 per share.

In the Composite Fibers business unit, the Company anticipates shipping volumes in the second quarter of 2009 to be higher than the first quarter as demand for its Metallized products increases. Selling prices and input costs are expected to be in line with the 2009 first quarter. Composite Fibers facilities will schedule additional market-driven downtime on select paper machines during the second quarter to reduce inventory levels, resulting in overall higher costs when compared with second-quarter 2008.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its first-quarter results. You may listen to the presentation either by a live webcast or via telephone. If you wish to hear the live webcast, please visit the Company’s Investor Relations web page at http://www.glatfelter.com/about—us/investor—relations/default.aspx prior to the starting time to register, download and install any necessary audio software. If you would like to listen to the teleconference, you may participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 93232884) at 10:55 AM (Eastern).

During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed above.

A taped replay of the conference call will be available within two hours of the conclusion of the call and until May 12, 2009. To access the taped replay, call 800-642-1687 within the US and 706-645-9291 internationally and enter conference ID 93232884.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business performance, conditions and strategies and other financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and in other countries in which Glatfelter currently does business, demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies and actions of regulatory bodies; orderly execution of regularly scheduled maintenance outages; technological changes and innovations and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s sales exceed $1.2 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31
In thousands, except per share	2009 2008
Net sales	$291,552	$305,499
Energy sales – net	1,931	1,984

Total revenues	293,483	307,483
Costs of products sold	250,169	263,225

Gross profit	43,314	44,258
Selling, general and administrative expenses	24,513	24,135
Gains on dispositions of plant, equipment and timberlands, net	(699)	(14,518)

Operating income	19,500	34,641
Non-operating income (expense)
Interest expense	(5,126)	(6,145)
Interest income	708	1,604
Other – net	17	68
Total other income (expense)	(4,401)	(4,473)

Income before income taxes	15,099	30,168
Income tax provision	3,561	10,493

Net income	$11,538	$19,675

Earnings per share
Basic	$0.25	$0.44
Diluted	0.25	0.43
Cash dividends declared per common share	0.09	0.09
Weighted average shares outstanding
Basic	45,595	45,157
Diluted	45,610	45,468

Business Unit Financial Information
(unaudited)

Three months ended March 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008	2009	2008	2009	2008
Net sales	$199,607	$200,946	$91,945	$104,552	$-	$1	$291,552	$305,499
Energy sales, net	1,931	1,984	–	–	—	–	1,931	1,984

Total revenue	201,538	202,930	91,945	104,552	—	1	293,483	307,483
Cost of products sold	171,330	177,276	77,646	88,396	1,193	(2,447)	250,169	263,225

Gross profit	30,208	25,654	14,299	16,156	(1,193)	2,448	43,314	44,258
SG&A	11,840	14,207	8,823	10,020	3,850	(92)	24,513	24,135
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(699)	(14,518)	(699)	(14,518)

Total operating income (loss)	18,368	11,447	5,476	6,136	(4,344)	17,058	19,500	34,641
Non-operating income (expense)	–	–	–	–	(4,401)	(4,473)	(4,401)	(4,473)

Income (loss) before income taxes	$18,368	$11,447	$5,476	$6,136	$(8,745)	$12,585	$15,099	$30,168

Supplementary Data
Net tons sold	185,061	182,211	19,191	21,339	—	–	204,252	203,550
Depreciation, deletion and amortization	$8,867	$8,632	5,561	$6,086	$–	$–	$14,428	$14,718
Capital expenditures	3,582	2,695	1,652	6,562	–	–	5,234	9,257

Selected Financial Information
(unaudited)

	Three months ended
	March 31
In thousands	2009	2008
Cash Flow Data
Cash provided (used) by:
Operating activities	$(1,185)	$(12,631)
Investing activities	(4,506)	5,778
Financing activities	(1,893)	13,767
Depreciation, depletion and amortization	14,428	14,718
Capital expenditures	5,234	9,257
March 31		December 31
	2009	2008

Balance Sheet Data
Cash and cash equivalents	$23,672	$32,234
Total assets	1,034,309	1,057,309
Total debt	315,576	313,285
Shareholders’ equity	341,960	342,707

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves, acquisition integration costs and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three months ended March 31
	2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$11,538	$0.25	$19,675	$0.43
Gains on sales of timberland	(378)	(0.01)	(8,662)	(0.19)
Acquisition integration costs	—	—	411	0.01

Adjusted earnings	$11,160	$0.24	$11,424	$0.25

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.